Exhibit 99.1

Nova Minerals Progresses to Antimony Processing Plant Construction as 2026 Estelle Field Season Concludes

Anchorage, Alaska, October 8, 2026 - Nova Minerals Corp (“Nova Minerals” or the “Company”) (NYSE American: NVA | ASX: NVA) is pleased to report all key plant equipment for its planned antimony processing and refinery operation arrived at Port MacKenzie, Alaska, on October 6, 2026.

The arrival of the final major pieces of equipment enables construction of the processing and refinery facility to begin in the coming weeks, subject to receipt of the remaining permits.

This represents another significant milestone in the Company’s plan to establish a secure, vertically integrated U.S. domestic antimony supply chain in Alaska, supported by a $43.4 million award from the U.S. Department of War (DoW).

The key equipment shipment arrives as the 2026 field season at the Estelle Critical Minerals and Gold Project draws to a close, with initial assay results expected in due course.

In parallel, construction continues to advance across key infrastructure projects at Estelle, including the Korbel Stibium access road and airstrip expansion.

Highlights

●	Additional Key Antimony Plant Equipment Delivered: All remaining antimony processing and refinery equipment has arrived on site. The delivery included two ball mills, a jaw crusher, apron feeder, hydraulic filter presses, and other ancillary equipment required for the antimony recovery process (Figure 1). This follows a 500-ton shipment of processing and refining equipment that arrived at Port Mackenzie on September 6.

●	Antimony Plant Construction to Commence: Early earthworks are underway at Port MacKenzie (Figure 2), with construction of the antimony processing and refinery facility to commence, following receipt of final permits.

●	2026 Field Program Completed: An extensive ~8,000m diamond drilling program at Estelle, which focused on infill and resource expansion at the RPM gold deposit to advance the Pre-Feasibility Study (PFS), is now complete. The Stibium and Styx antimony prospects are progressing towards potential resource delineation and production. Samples and drill core from the 2026 field program have been prepared and shipped for analysis, and the Company expects to report results in due course.

●	Estelle Site Infrastructure Construction Continues: The Korbel-Stibium access road (Figure 3) and Whiskey Bravo airstrip expansion (Figure 4) continue to make important progress.

Nova CEO, Mr. Christopher Gerteisen, commented:

“This equipment delivery brings Nova Minerals a step closer to establishing a secure, vertically integrated antimony supply chain for the United States domestic market.

“The U.S Department of War has designated antimony as a strategic priority for national and economic security, due to its necessity in defense, energy storage, and advanced electronic applications.

“While our 2026 field season, supported by three diamond rigs operating from June through September, has now concluded, activity at both Estelle and Port MacKenzie is continuing at pace. Favorable fall conditions provide an ideal window for earthworks and construction, with these activities set to continue through the winter months.”

Port MacKenzie Antimony Processing and Refinery Facility

The remaining shipment of key ore processing and refining equipment included another 10 truckloads, and follows more than 40 containers that arrived by barge at Port MacKenzie on September 6.

Nova sourced modern processing and milling equipment from a recently decommissioned site in North America to accelerate construction and deliver meaningful cost savings, with first antimony expected in 2027.

Early earthworks are underway (Figure 2), with construction of the antimony processing facility, which is designed to process stibnite-bearing material and, initially, produce antimony metal and military grade trisulfide as part of the U.S. DoW project, to commence following receipt of final permits.

A modular design provides Nova with the flexibility to scale operations over time, and respond to evolving market requirements including building an integrated domestic antimony supply chain within the United States.

Estelle Site Infrastructure Construction

●	Korbel-Stibium Access Road: Construction of the Korbel-Stibium access road is progressing at pace, with the project set to provide year-round overland access to the northern prospects, including the Stibium antimony-gold prospect and the Korbel gold deposit, while delivering significant cost savings by reducing reliance on helicopter support (Figure 3).

●	Whiskey Bravo Airstrip Expansion: Construction of the Whiskey Bravo airstrip expansion and apron continues, with the aim to upgrade specification to suit C-130 Hercules size aircraft (Figure 4). Along with significant freight cost savings, the expansion will allow increased freight size and payload capacity from the current 7,000lbs (DC-3) to 42,000lbs (C-130).

●	RPM Road Alignment: The proposed RPM road alignment has been established with initial environmental baseline studies now completed in preparation for permitting application.

●	Onsite Crushing and Ore Sorting Facility: Steel fabrication and site preparation is ongoing at the Whiskey Bravo crushing and ore sorting facility at the Estelle camp. The facility will play a key role in producing a coarse intermediate concentrate for transport to the Port MacKenzie downstream processing and refining plant, where antimony metal and military grade trisulfide will be produced under the $43.4 million DoW award.

2026 Estelle Field Season Completed

In parallel to establishing the Port MacKenzie refinery, Nova’s 2026 field season at Estelle has concluded. Nova completed ~8,000m of drilling, with three diamond core rigs operating around the clock, seven days a week, between June and September to leverage the longer daylight hours over the Alaskan summer.

●	RPM: Several drill pads were established at RPM to focus on infill and expansion drilling, with approximately 4,200m completed at the deposit with the objective of further delineating the eastern strike extension at RPM North and increasing resource confidence at RPM Valley.

Drilling at RPM also included approximately 1,500m of near-deposit expansion targets along the ridgeline north of RPM North where previous surface sampling and geophysics identified potential for additional high-grade, RPM-style gold mineralization.

Outside of drilling, detailed geologic mapping was undertaken at RPM, as well as surface reconnaissance work between RPM and the Revelation prospect where previous surface sampling returned rock chip assays up to 24.6 grams per tonne gold.

Drill samples have been logged, prepared, and shipped to the ALS laboratory for analysis.

●	Korbel: Throughout the 2026 field season, PFS metallurgical test work, environmental and other technical studies continued at the Korbel deposit.

Korbel will comprise a significant portion of the ore volume in any future mining scenario at Estelle.

●	Stibium: At the Stibium antimony-gold prospect, Nova completed approximately 800m of targeted drilling across gold and stibnite (antimony) anomalies identified in surface sampling, with drilling occurring from a newly-established pad on the south face of the prospect, lower down on the slope and 200m closer to the target zone.

●	Portage Pass: A detailed soils grid was conducted across the Portage Pass valley area with assays anticipated in the coming months.

●	Stoney: One 415m drill hole was drilled at the end of the season targeting the Massive Au-Ag-Cu-Sb bearing Stoney Vein.

●	West Wing: Detailed mapping and sampling were completed at West Wing, with samples sent to ALS and assays expected in the coming months.

●	Train: Two holes were drilled at Train for approximately 475m, targeting a sheeted vein set with high-grade surface samples returning up to 128 g/t Au.

●	Styx: During the field season, Nova drilled approximately 500m over two holes from the newly constructed drill pad on the eastern side of Styx to test the 1m-thick quartz-stibnite vein at the prospect.

In parallel, the Company extracted 100 tons of antimony ore to provide initial feed material for downstream processing and refining at the Port MacKenzie plant once construction has been completed.

Figure 1. Ball mill delivered to Alaska

Figure 2. Port MacKenzie antimony processing plant site early earthworks

Figure 3. Korbel-Stibium access road construction works

Figure 4. Whiskey Bravo airstrip expansion construction works

About Nova Minerals Corp

Nova Minerals Corp is advancing one of the world’s largest undeveloped gold deposits into production and securing a US domestic supply of the critical mineral antimony. The Company is focused on the exploration and development of the Estelle Gold and Critical Minerals Project, located in Alaska, a tier-one mining jurisdiction.

Estelle hosts two defined multi-million-ounce gold resources, and more than 20 prospects distributed along a 35-kilometre mineralized trend, in the prolific Tintina Gold Belt, a province which hosts a >220 million ounce (Moz) documented gold endowment and some of the world’s largest gold mines and discoveries including Kinross Gold Corporation’s Fort Knox Gold Mine. In parallel, Nova is advancing its critical minerals strategy, fully-funded by a $43.4 million U.S. Department of War award to develop a domestic antimony supply chain, targeted for production in 2027.

Further discussion and analysis of the Estelle Project is available through the interactive Vrify 3D animations, presentations, and videos, all available on the Company’s website www.novamineralscorp.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical fact, contained in this press release are forward-looking statements and that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Nova Minerals Corp’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Forward-looking statements contained in this announcement are made as of this date, and Nova Minerals Corp undertakes no duty to update such information except as required under applicable law.

For further information:

Nova Minerals:	Media:	Investor Relations:

Craig Bentley	Jenna Shinderman	Dave Gentry, CEO
Director	Sodali & Co	RedChip Companies, Inc.
Ph: 1-720-550-4223	Ph: 1-631-918-4047	Ph: 1-407-644-4256
E: craig@novamineralscorp.com	E: jenna.shinderman@sodali.com	E: NVA@redchip.com